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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for each Prospectus for the Institutional Class, Investment Class, Adviser Class, Stable Value Investment Class and Advisory Portfolios of Morgan Stanley Institutional Fund Trust and "Independent Auditors" and "Financial Statements" in the Morgan Stanley Institutional Fund Trust Statement of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement (Form N-1A, No 2-89729) of Morgan Stanley Institutional Fund Trust.

We also consent to the incorporation by reference of our reports dated
November 14, 2003 on the financial statements and financial highlights of the Equity Portfolio, Mid Cap Growth Portfolio, U.S. Mid Cap Value Portfolio, U.S. Small Cap Value Portfolio, Strategic Small Value Portfolio, Value Portfolio, Core Plus Fixed Income Portfolio, Investment Grade Fixed Income Portfolio, U.S. Core Fixed Income Portfolio, Cash Reserves Portfolio, High Yield Portfolio, Intermediate Duration Portfolio, International Fixed Income Portfolio, Limited Duration Portfolio, Municipal Portfolio, Balanced Portfolio, Advisory Foreign Fixed Income Portfolio, Advisory Foreign Fixed Income II Portfolio and Advisory Mortgage Portfolio (nineteen of the portfolios comprising Morgan Stanley Institutional Fund Trust).


                                                    ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 2004